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                        SFX BROADCASTING, INC.,

                                          Issuer

                                  to


                            CHEMICAL BANK,

                                          Trustee

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                     FIRST SUPPLEMENTAL INDENTURE

                       Dated as of May 23, 1996


                            Supplemental to

                 Indenture Dated as of October 7, 1993


                              ----------


              11-3/8% SENIOR SUBORDINATED NOTES DUE 2000



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                           TABLE OF CONTENTS

                                                                  Page


RECITALS.........................................................- 1 -

ARTICLE ONE

    DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION......- 1 -
    Section 101.  Capitalized Terms..............................- 1 -
    SECTION 102.  Effectiveness; Operativeness of Amendments. ...- 1 -
    SECTION 103.  Incorporation of First Supplemental Indenture
                  into Indenture.                                - 2 -
    SECTION 104.  Effect of Headings and Table of Contents.......- 2 -
    SECTION 105.  Governing Law..................................- 2 -
    SECTION 106.  Counterparts...................................- 2 -
    SECTION 107.  Recitals.......................................- 2 -

ARTICLE TWO

    AMENDMENTS TO PROVISIONS OF INDENTURE........................- 3 -
    SECTION 201.  Definitions....................................- 3 -
    SECTION 202.  Covenants.....................................- 13 -
    SECTION 203.  Mergers.......................................- 21 -
    SECTION 204.  Events of Default.............................- 22 -


Testimonium
Signatures and Seals



                                 (i)





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        FIRST SUPPLEMENTAL INDENTURE, dated as of May 23, 1996 between SFX
BROADCASTING, INC. (the "Company"), a Delaware corporation, and CHEMICAL BANK (the "Trustee"), a New York corporation, as trustee under the Indenture dated as of October 7, 1993 between the Company and the Trustee (the "Indenture").

                             RECITALS

    WHEREAS, Sections 2.09 and 9.02 of the Indenture provide that, except with respect to certain specified provisions, the Indenture may be amended or supplemented with the written consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities, excluding Securities owned by the Company or any Affiliate of the Company;

    WHEREAS, the Company wishes to supplement the Indenture to change certain provisions of the Indenture as set forth below, and the Holders of a majority of the aggregate principal amount of the outstanding Securities as of May 23, 1996, excluding Securities owned by the Company or any Affiliate of the Company, have consented to the execution of this First Supplemental Indenture pursuant to the consent solicitation made by the Company through that certain Amended and Restated Offer to Purchase and Consent Solicitation dated May 16, 1996, as supplemented (the "Offer to Purchase"); and

    WHEREAS, the Company hereby covenants and represents that all things necessary have been done to make this First Supplemental Indenture a legal, valid and binding agreement of the Company in accordance with the terms hereof and of the Indenture.




        NOW THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE
WITNESSETH, that, for and in consideration of the premises, it is mutually covenanted and agreed as follows:


                            ARTICLE ONE

      DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101.  Capitalized Terms.

    Capitalized terms used herein and not otherwise defined herein are used with the respective meanings ascribed to such terms in the Indenture.

SECTION 102.  Effectiveness; Operativeness of Amendments.

    (a) Subject to Section 102(b) hereof, this First Supplemental Indenture shall become effective, and shall bind the parties hereto, upon its execution by the Company and the Trustee.






CAPITAL PRINTING SYSTEMS]
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    (b) Notwithstanding the foregoing, the amendments to the Indenture contained in Article Two hereof, (the "Amendments") shall not become operative, and shall not be binding on the Company or the Trustee, until the acceptance by the Company for payment of Securities validly tendered for purchase (and not withdrawn) in the tender offer (the "Tender Offer") made by the Company pursuant to the Offer to Purchase. In the event that the Company does not, on or prior to June 14, 1996, accept for payment Securities which have been validly tendered for purchase (and not withdrawn) in the Tender Offer, the Amendments shall not become operative and shall not bind the Company or the Trustee. The Company shall promptly notify the Trustee, in the manner set forth in Section 11.02 of the Indenture, (i) of its acceptance for payment of Securities validly tendered for purchase (and not withdrawn) in the Tender Offer, or (ii) that it will not accept for payment Securities which have been validly tendered for purchase (and not withdrawn) in the Tender Offer. The Company shall, in any event, send such notice to the Trustee on or prior to June 15, 1996. In the event the Company sends a notice to the Trustee to the effect set forth in clause (ii) above, this First Supplemental Indenture shall lapse automatically and be of no further force or effect.

SECTION 103.  Incorporation of First Supplemental Indenture into Indenture.

    This First Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of Section 9.02 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes upon the effectiveness of this First Supplemental Indenture. The Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 104.  Effect of Headings and Table of Contents.

    The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 105.  Governing Law.

    This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 106.  Counterparts.

    This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 107.  Recitals.

    The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.


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                            ARTICLE TWO

               AMENDMENTS TO PROVISIONS OF INDENTURE

SECTION 201.  Definitions.

    Section 1.01 of the Indenture is hereby amended as follows:

        (a)The following defined terms are deleted in their entirety:
"Acquired Debt," "Affiliate," "Asset Disposition," "Capital Stock," "Capital Lease Obligations," "Consolidated Net Income," "Consolidated Net Worth," "Currency Agreement," "Debt to Operating Cash Flow Ratio," "Disqualified Stock," "Guarantee," "Hicks Loan," "Independent Director," "Interest Rate Protection Agreement," "Investment," "Lien," "Net Available Proceeds," "Net Income," "Obligations," "Operating Cash Flow," "Permitted Investments," "Permitted Liens," "Permitted Transactions," "Qualified Stock," "Refinancing Debt," "Related Person," "Subsidiary," "Total Interest Expense," "Weighted Average Life to Maturity" and "WKTF Note."

        (b)The following new terms shall be added to Section 1.01 and inserted in alphabetical order in relation to the existing defined terms not deleted by this First Supplemental Indenture:

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Advertising Business" means any business deriving substantially all of its revenues from the (i) sale of advertisements and (ii) sale of products or provision of services to any business described in clause (i) above.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback or pursuant to an LMA or similar arrangement); provided that the sale, lease, conveyance or other disposition of all or substantially

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all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 hereof and/or the provisions of
Section 5.01 hereof and not by the provisions of the Asset Sale covenant, and
(ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $5.0 million or
(b) for aggregate net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) to the extent that no Disposition Debt is outstanding, the Washington Disposition, the Louisville Disposition and the Dallas Disposition,
(ii) the Houston Exchange, (iii) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iv) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(v) a Restricted Payment that is permitted by Section 4.08 hereof, and (vi) sales of obsolete equipment in the ordinary course of business, will not be deemed to be Asset Sales.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Bank Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Bank Facilities outstanding on the date on which the New Notes are first issued and authenticated under the indenture governing the New Notes shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of Section 4.10 hereof.

    "Broadcast Business" means any business, the majority of whose revenues are derived from the broadcast of radio programming.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a

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Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

    "Commitment Letter" means the Commitment Letter between the Company and the Bank of New York relating to the New Credit Agreement.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale by such Person or any of its Subsidiaries during such period (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of such Person for such period to the extent any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, less (v) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period), in each case, on a consolidated basis and determined in accordance with GAAP.

    "Consolidated Indebtedness" of any Person as of any date of determination means the sum (without duplication) of (i) the total amount of Indebtedness and Attributable Debt of such Person and its Subsidiaries, plus (ii) the total amount of other Indebtedness shown on the balance sheet of the primary obligor on such Indebtedness, to the extent that such Indebtedness has been Guaranteed by such Person or one of its Subsidiaries, plus (iii) the aggregate liquidation value or redemption amount (if larger) of all Disqualified Stock of such Person and all preferred stock of

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Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon); and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referenced Person or a Wholly Owned Subsidiary thereof,
(ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the

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acquisition of such business) subsequent to the date of the indenture governing the New Notes in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "Dallas Disposition" means the sale by the Company of KTCK-FM (Dallas, TX) on substantially the terms set forth in the sale agreement as the same is in effect on the date of the indenture governing the New Notes.

    "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness as of such date to (b) the Consolidated Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of calculating Consolidated Cash Flow for the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which such Ratio is being calculated (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

    "Disposition" means the sale of any of (i) WVEZ-FM, WTFX-FM and WWKY-AM operating in Louisville, Kentucky, (ii) KTCK-FM operating in Dallas, Texas or
(iii) WXVR-FM, WXTR-FM and WQSI-AM operating in Washington, DC and, in each case, all assets related thereto.

    "Disposition Debt" means Indebtedness incurred pursuant to clause (i)(B) of the second paragraph of Section 4.10 hereof.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Securities mature.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).



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    "Exchange Notes" means the Company's Convertible Subordinated Exchange
Notes due 2007 issuable in exchange for the Company's Series D Preferred
Stock.

    "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the indenture governing the New Notes, until such amounts are repaid.

    "Existing MMR Indebtedness" means all Indebtedness of MMR and its Subsidiaries in existence at the closing of the MMR Merger until such amounts are repaid.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Houston Exchange" means the exchange by the Company of KRLD-AM (Dallas, Texas) and the Texas State Networks for KKRW-FM (Houston, Texas) on substantially the terms set forth in the exchange agreement as the same is in effect on the date of the indenture governing the New Notes.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or payment obligations under an LMA or representing any Hedging Obligations, except any such balance that constitutes an accrued

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expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Local Marketing Agreement" or "LMA" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell at least a majority of the advertising inventory of a radio station of which a third party is the licensee, (ii) obtains the right to broadcast programming and sell advertising time during a majority of the air time of a radio station or (iii) manages the selling operations of a radio station with respect to at least a majority of the advertising inventory of such station.

    "Louisville Disposition" means the sale by the Company of each of WVEZ-FM, WTFX-FM and WWXY-AM (Louisville, Kentucky) on substantially the terms set forth in the sale agreement as the same is in effect on the date of the indenture governing the New Notes.

    "Management Termination Agreements" means each of (i) the termination agreement between the Company and R. Steven Hicks, dated April 16, 1996 and
(ii) the amendment to the employment agreement between the Company and D. Geoffrey Armstrong, effective as of April 15, 1996, in each case, as in effect on the date of the indenture governing the New Notes.

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    "Material Broadcast License" means one or more authorizations issued by the Federal Communications Commission for the operation of AM or FM radio stations that individually or collectively are material to the financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

    "MMR" means Multi-Market Radio, Inc., a Delaware corporation.

    "MMR Merger" means the merger of SFX Merger Company a Wholly Owned Subsidiary of the Company, with and into MMR, pursuant to which MMR will become a Wholly Owned Subsidiary of the Company.

    "MMR Stations" means the following radio stations: WPLR-FM and WYBC-FM (New Haven, Connecticut); WHMP-FM, WPKX-FM and WHMP-AM
(Springfield/Northampton, Massachusetts); WGNE-FM (Daytona Beach, Florida); WRXR-FM, WKBG-FM and WCHZ-FM (Augusta, Georgia); WKNN-FM and WMJY-FM (Biloxi, Mississippi); and WYAK-FM and WVCO-FM (Myrtle Beach, South Carolina).

    "MMR Warrants" means MMR's outstanding Class A Warrants to purchase 1,840,000 shares of MMR's Class A Common Stock.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt of the Company) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "New Credit Agreement" means that certain Credit Agreement currently being negotiated by the Company to provide for up to $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, and other agreements to be executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "New Notes" means the $440.0 million aggregate principal amount of the Company's Senior Subordinated Notes due 2006.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Pari Passu Debt" means Indebtedness that ranks pari passu in right of payment with the Securities.

    "Permitted Disposition Amount" means the sum of (i) until the consummation of the sale by the Company of WVEZ-FM, WTFX-FM and WWKY-AM operating in Louisville, Kentucky, $19.5 million, plus (ii) until the consummation of the sale by the Company of WXVR-FM, WXTR-FM and WQSI-AM operating in Washington, DC, $25.0 million, plus (iii) until the consummation of the sale by the Company of KTCK-FM operating in Dallas, Texas, $9.5 million, plus (iv) prior to the exercise of the MMR Warrants, $13.6 million.

    "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if after such Investment (i) such Person becomes a Subsidiary of the Company or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 hereof; (e) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock; (f) any Investment received involuntarily; (g) Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) engaged in a Broadcast Business or an Advertising Business which Investments have an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $20.0 million; and (h) other Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) having an aggregate fair market value measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $15.0 million.

    "Permitted Liens" means (i) Liens securing Senior Debt of the Company or Indebtedness of a Subsidiary that was permitted by the terms of the Indenture or the Supplemental Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the

Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such assets so acquired; (v) Liens existing on the date of the indenture governing the New Notes; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (vii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

    "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Securities, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Securities, on terms at least as favorable to the Holders of Securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who was the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Preferred Stock Offering" means the offering of the Company's Series D Preferred Stock.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "SCMC" means Sillerman Communications Management Company, a Delaware corporation.

    "Series B Preferred Stock" means the Company's Series B Redeemable Preferred Stock, par value $.01 per share.

    "Series C Preferred Stock" means the Company's Series C Redeemable Convertible Preferred Stock, par value $0.1 per share.

    "Series D Preferred Stock" means the Company's Series D Cumulative Convertible Exchangeable Preferred Stock.

    "Shared Facilities Agreement" means the Shared Facilities Agreement between the Company and SCMC, as in effect on the date of the indenture governing the New Notes.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Voting Stock" means with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

    "Washington Disposition" means the sale by the Company of each of WXVR-FM, WXTR-FM and WQSI-AM (Washington, DC) on substantially the terms set forth in the sale agreement as the same is in effect on the date of the indenture governing the New Notes.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


SECTION 202.  Covenants.

    Article 4 of the Indenture is hereby amended as follows:

        (a)Sections 4.08, 4.09, 4.10, 4.12, 4.14 and 4.16 shall be deleted in their entirety and the following shall be substituted therefor:

Section 4.08. Limitation on Restricted Payments

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Securities, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in Clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.10 hereof; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the indenture governing the New Notes (other than Restricted Investments permitted by clauses (2), (4), (6) or (11) of the following paragraph) shall not exceed, at the date of determination, the sum of (1) an amount equal to the Company's Consolidated Cash Flow from the date of the indenture governing the New Notes to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest Expense from the date of the indenture governing the New Notes to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus
(2) an amount equal to the net cash proceeds received by the Company from the issue or sale after the date of the indenture governing the New Notes of Equity Interests (other than (i) in the Preferred Stock Offering, (ii) sales of Disqualified Stock, and (iii) Equity Interests sold to any of the Company's Subsidiaries) or of debt securities or Disqualified Stock (other than the Series D Preferred Stock) of the Company that have been converted into such Equity Interests plus (3) to the extent that any Restricted Investment that was made after the date of the indenture governing the New Notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    If no Default or Event of Default shall have occurred and be continuing immediately as a result thereof, the foregoing provisions will not prohibit;
(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (3) cash payments made in respect of fractional shares of Capital Stock not to exceed $100,000 in the aggregate in any fiscal year; (4) the issuance of the Exchange Notes in exchange for the Series D Preferred Stock; provided that such issuance is permitted by Section 4.10 hereof; (5) in the event that the Company elects to issue the Exchange Notes in exchange for the Series D Preferred Stock, any cash payments made in lieu of the issuance of Exchange Notes having a face amount of less than $50 and any cash payments representing accrued and unpaid liquidated damages and dividends in respect thereof not to exceed $100,000 in the aggregate in any fiscal year; (6) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (7) the payment of dividends on the Series D Preferred Stock in accordance with the terms thereof as in effect on the date of the indenture governing the New Notes; (8) the redemption by the Company of its Series B Preferred Stock in accordance with the terms thereof as in effect on the date of the indenture governing the New Notes; provided that payments made by the Company to redeem the Series B Preferred Stock shall not exceed $1.0 million in any fiscal year or $2.0 million in the aggregate since the date of the indenture governing the New Notes; (9) the redemption by the Company of its Series C Preferred Stock in accordance with the terms thereof as in effect on the date of the indenture governing the New Notes in connection with the Dallas Disposition; (10) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement in accordance with the terms thereof as in effect on the date of the indenture governing the New Notes; and (11) payments by the Company pursuant to the Management Termination Agreements in accordance with the terms thereof as in effect on the date of the indenture governing the New Notes.

    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

Section 4.09. Limitation on Dividend Restrictions Affecting Subsidiaries.

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to
(i)(x) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the indenture governing the New Notes, (b) the New Credit Agreement, in a form substantially consistent with the terms of the Commitment Letter as in effect as of the date of the indenture governing the New Notes, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other agreement governing or relating to Senior Debt of the Company, provided that all such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings and other agreements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement, in a form substantially consistent with the terms of the Commitment Letter as in effect on the date of the indenture governing the New Notes, (c) the Indenture (as supplemented by the Supplemental Indenture) and the Securities (d) the New Notes and the indenture governing the issuance of the New Notes, (e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture, as amended from time to time by supplemental indentures in form acceptable to the Trustee, (g) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.


Section 4.10. Limitation on Incurrence of Additional Debt and Preferred Stock.

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that
(A) the

Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (B) a Subsidiary may issue shares of Preferred Stock (other than shares of Preferred Stock that are convertible into or exchangeable for any other class of Capital Stock) if, in either case, the Company's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 7.0 to 1.

    The foregoing provision will not apply to the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and its Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to the sum of (A) $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to reduce Senior Debt of the Company pursuant clause (a) of the second paragraph of Section 4.14 hereof plus (B) the Permitted Disposition Amount;

    (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company and its Subsidiaries of the Existing MMR Indebtedness; provided that, substantially concurrently with such incurrence, the Existing MMR Indebtedness is repaid by the Company with the proceeds of Indebtedness incurred under Bank Facilities;

    (iv) the issuance of the Series D Preferred Stock;

    (v) the issuance of Disqualified Stock by the Company that by its terms would not require or permit any payment of dividends or other distributions that would violate Section 4.08 hereof;

    (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by the Securities, the New Notes and any Subsidiary guarantees thereof;

    (vii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries and provided further that, after giving pro forma effect to such incurrence of Indebtedness as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company's Debt to Cash Flow Ratio would have been no greater than 7.0 to 1;

    (viii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture and the Supplemental Indenture to be incurred;

    (ix) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (i) if the Company is the obliger on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and
(B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

    (x) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture or the Supplemental Indenture to be outstanding; and

    (xi) the incurrence by the Company and any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

Section 4.12. Limitation on Transactions with Related Persons.

    The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company and the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (2) the MMR Acquisition and transactions and agreements specifically contemplated by the Agreement and Plan of Merger among the Company, SFX Merger Company and MMR as in effect on the date of the indenture governing the New Notes that are disclosed in the Offering Memorandum relating to the New Notes, (3) the redemption or repurchase of Existing MMR Indebtedness, (4) transactions and agreements specifically contemplated by the Termination and Assignment Agreement between the Company and SCMC as in effect on the date of the indenture governing the New Notes; (5) payments required by the terms of the joint lease among the Company, SCMC and the landlord thereunder for the Company's corporate headquarters located at 150 East 58th Street, New York, New York and any agreements directly related thereto, in each case, as the same are in effect on the date of the indenture governing the New Notes; and
(6) Restricted Payments and Permitted Investments that are permitted by the provisions of Section 4.08 hereof, in each case, shall not be deemed to be Affiliate Transactions.

Section 4.14. Limitation on Disposition of Assets and Subsidiary Stock.

    The Company will not, and will not permit any of its Subsidiaries to, engage in any Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Senior Debt of the Company (and to correspondingly reduce commitments with respect thereto, in the case of Senior Debt of the Company that is revolving debt), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the Broadcast Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt of the Company or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture, as supplemented by the Supplemental Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an Offer to Purchase to all Holders of Securities and the holders of Pari Passu Debt, to the extent required by the terms thereof, to purchase the maximum principal amount of Securities and any such Pari Passu Debt that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture, as supplemented by the Supplemental Indenture or the agreements governing Pari Passu Debt, as applicable; provided, however, that the Company may only purchase Pari Passu Debt in an Offer to Purchase that was issued pursuant to an indenture having a provision substantially similar to the Offer to Purchase provision contained in the Indenture, as supplemented by the Supplemental Indenture. To the extent that the aggregate amount of Securities and Pari Passu Debt tendered pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Securities and Pari Passu Debt surrendered exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a pro rata basis, based upon the principal amount thereof surrendered in such Offer to Purchase. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, in the event that a Disposition or the exercise of the MMR Warrants occurs at a time when any Disposition Debt is outstanding, then all of the Net Proceeds of such Disposition or exercise of the MMR Warrants shall be applied to redeem, substantially concurrently with such Disposition or exercise of the MMR Warrants, such Disposition Debt.

    Notwithstanding the immediately preceding paragraph, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) and
(ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries on the date of the indenture governing the New Notes; provided that any consideration not constituting assets or property of a kind usable by the Company and its Subsidiaries in the business conducted by them on the date of such Asset Sale received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the two succeeding paragraphs.

    Notwithstanding the immediately preceding paragraph, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) and
(ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries on the date of the Supplemental Indenture; provided that any consideration not constituting assets or property of a kind usable by the Company and its Subsidiaries in the business conducted by them on the date of such Asset Sale received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the two succeeding paragraphs.

Section 4.16. Limitation on Line of Business.

    The Company will not, and will not permit any Subsidiary to, engage in any business other than (i) the Broadcast Business and such business activities as are incidental or related thereto, (ii) such other businesses as the Company or its Subsidiaries are engaged in on the date of the indenture governing the New Notes.

        (b)Section 4.18 shall be deleted in its entirety.

SECTION 203.  Mergers.

    Section 5.01 of the Indenture is hereby deleted in its entirety and the following shall be substituted therefor:

Section 5.01. When Company May Merge, etc.

    The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) such transaction will not result in the loss or suspension or material impairment of any Material Broadcast License; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.10 hereof. Notwithstanding the foregoing, the consummation of any of the Permitted Transactions shall not violate this Section 5.01.

    The Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture will, upon consumation of the proposed transaction, comply with this Indenture.

SECTION 204.  Events of Default.

    Section 6.01 of the Indenture is hereby deleted in its entirety and the following shall be substituted therefor:

Section 6.01. Events of Default.

    "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article 10 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (1) a default in the payment when due of the principal of, or premium, if any, on, any Security, (whether or not prohibited by the subordination provisions of this Indenture);

    (2) a default for 30 days in the payment when due of interest on any Security (whether or not prohibited by the subordination provisions of this Indenture);

    (3) failure by the Company (i) to comply with the provisions of Sections 4.08, 4.10, 4.14, 4.15 or 5.01 hereof, and (ii) for 60 days after notice, to comply with any of its other agreements in the Securities or this Indenture:

    (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (5) if the Company shall file a petition commencing a voluntary case under any Bankruptcy Law; or the Company shall file a petition or answer or consent seeking reorganization, arrangement, adjustment, or composition under any other similar applicable law, or shall consent to the filing of any such petition, answer, or consent; or the Company shall appoint, or consent to the appointment of, a custodian, receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of it or of any substantial part of its Property; or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

    (6) if any order for relief against the Company or a Significant Subsidiary shall have been entered by a court having jurisdiction in the premises under any Bankruptcy Law, and such order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order by a court having jurisdiction in the premises shall have been entered approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of the Company or a Significant Subsidiary under any other similar applicable law, and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a custodian, receiver, liquidator, trustee, assignee, sequestrator, or other similar official in bankruptcy or insolvency of the Company or a Significant Subsidiary or of any substantial part of the Company's Property, or for the winding-up or liquidation of the affairs of the Company or a Significant Subsidiary, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

    (7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days.

    IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the date first above written.

                                          SFX BROADCASTING, INC.

[CORPORATE SEAL]

Attest:                                   By: /s/ Howard J. Tytel
                                             -----------------------------
By: /s/                                   Name:   Howard J. Tytel
   -------------------------              Title:  Executive Vice-President



                                          CHEMICAL BANK
                                          as Trustee

[CORPORATE SEAL]

Attest:                                   By: /s/ Michael A. Smith
                                             --------------------------
By: /s/                                   Name:   Michael A. Smith
   --------------------------             Title:  Vice-President